EXHIBIT 99.2

Company Contact:	Herb Mueller
Chief Financial Officer
(678) 775-6900

Investor Relations Contact:	Bill Zima
Integrated Corporate Relations
(203) 682-8200

Delta Apparel, Inc. Acquires Junkfood Clothing

DULUTH, Ga.--(BUSINESS WIRE)—August 23, 2005--Delta Apparel, Inc. (AMEX:DLA) announced today that it has acquired substantially all of the assets of Liquid Blaino Designs, Inc. d/b/a Junkfood Clothing.

The purchase price for the transaction consists of $20 million of cash (subject to a post-closing adjustment based on the actual working capital purchased), a $2.5 million seller promissory note, and contingent payments with respect to each of the four fiscal years following closing, payable if certain performance targets are met. The Company financed the cash portion of the purchase price through an amendment to its asset-based secured revolving credit facility. The Sage Group, LLC served as Junkfood Clothing’s financial advisor in connection with the sale.

Liquid Blaino Designs d/b/a Junkfood Clothing is owned by designers Natalie Grof and Blaine Halvorson. In 1998 the two began a t-shirt line with nostalgic licenses such as Twister, Candy Land, and My Little Pony. Over the past seven years, they have experienced impressive growth with their innovative designs and great sense of style. For the twelve months ended June 30, 2005, Junkfood Clothing had sales of approximately $27 million. Delta Apparel expects the Junkfood acquisition to add approximately $33 to $38 million in sales and $0.30 to $0.35 in earnings per share for the fiscal year ended July 1, 2006.

Robert W. Humphreys, President and CEO, commented, “We look forward to having Junkfood Clothing join our expanding business operations. The purchase of Junkfood keeps with our strategy of acquiring profitable apparel operations that expand our channels of distribution. The current owners and management team at Junkfood will continue to operate the business from its current location in Los Angeles, California. All of us at Delta Apparel look forward to working with them as they continue to build the Junkfood brand.”

Natalie Grof, Chief Executive Officer of Junkfood Clothing Company said, “We are excited to be teaming up with Delta Apparel. This will give us the resources to build our infrastructure to support our growth as the Junkfood brand continues to lead the way in vintage retro apparel in the specialty market. We have strong retail relationships, wonderful licensing partners and a loyal customer following, all of which we expect will strengthen over the next several years. We are glad to be offering future opportunities to our employees and we look forward to this new association with high expectations.”

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its wholly owned subsidiaries, M. J. Soffe Co. and Junkfood Clothing Company, is a marketer, designer, manufacturer and distributor of high quality branded and private label apparel. We specialize in selling a variety of casual and athletic tops and bottoms, embellished and unembellished T-shirts, and fleece products for the ever-changing apparel market. We focus on our broad distribution of products, currently serving over 13,000 customers. We sell our products to specialty, high-end and mid-tier retail stores, sporting goods stores, screen printers and private label accounts. In addition, certain products are sold in college bookstores and to the U.S. Military. Our operations are in the United States, Honduras, Mexico and Costa Rica and we employ approximately 4,200 worldwide. Additional information on our company is available at www.deltaapparel.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as with respect to environmental matters and similar items) and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.